Exhibit 99.1

Prospectus Supplement dated October 10, 2014

(To Prospectus dated August 28, 2009)

Middlesex Water Company

Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan

(Without Par Value)

To Persons Eligible to Participate in the Middlesex Water Company Amended and Restated Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”):

This is a prospectus supplement to the prospectus of Middlesex Water Company dated August 28, 2009.

Change of Agent

Broadridge Corporate Issuer Solutions, Inc. has replaced Registrar & Transfer Company as Middlesex Water Company’s new Transfer Agent, Registrar and Administrator of the Plan (the “Agent”), effective October 10, 2014. As a result, any references in the Prospectus to Registrar & Transfer Company or Administrator are now references to Broadridge Corporate Issuer Solutions, Inc.

Investors should retain this Supplement for future reference.

DESCRIPTION OF THE PLAN

With the change of agent to Broadridge Corporate Issuer Solutions, certain contact information and Service level Agreements have been amended. Accordingly Items 3, 4, 9, 17, 20, 26, 28, 31, 33 and 35 of the Prospectus are revised to read as follows:

ADMINISTRATION OF THE PLAN

3. Who Administers the Plan?

Broadridge Corporate Issuer Solutions, Inc. has been appointed Middlesex Water Company’s new Transfer Agent, Registrar and Administrator of the Plan (the “Agent”), effective October 10, 2014. As Plan Agent, Broadridge Corporate Issuer Solutions keeps records, sends statements of account to Plan participants and performs other duties relating to the Plan. The Common Stock purchased in your Plan account will be registered in the name of the Plan Agent, or its nominee, as your agent. You may, at any time, withdraw all or any part of the shares held in your Plan account. (See Questions 34 and 35.) Special arrangements may be made with the Plan Agent if you are an institution that is required by law to maintain physical possession of share certificates.

4. How do I contact the Plan Agent or the Company?

Enrollment, purchase or sale of share requests and other transactions or services offered under the Plan should be directed to Broadridge Corporate Issuer Solutions, Inc. through any of the following ways:

Written Inquiries:

Plan Agent	Company
Middlesex Water Company	Middlesex Water Company
c/o Broadridge Corporate Issuer Solutions	1500 Ronson Road
P.O. Box 1342	Iselin, NJ 08830
Brentwood, NY 11717	ATTN: Investor Relations

Overnight Mail:

Middlesex Water Company

c/o Broadridge Corporate Issuer Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Be sure to include your name, account number, company name and daytime phone number on all correspondence.

Telephone Inquiries: 1-888-211-0641 or 720-358-3643

Website: http://shareholder.broadridge.com/middlesexwater

Email: shareholder@broadridge.com

Plan Eligibility and Enrollment

9. Are there fees associated with enrollment in the Plan?

There are no brokerage fees when shares are purchased under the Plan. The company pays all general costs of administration of the Plan. However, you may incur certain charges for certain other transactions, requests or withdrawals under the Plan. These charges include but are not limited to additional fees for returned checks, returned Automated Clearing House (ACH) transactions, insufficient funds, overnight mailings, certificate issuance, check replacement, historical research, and duplicate confirmation and/or account statements (See http://shareholder.broadridge.com/middlesexwater under the Buy Stock Direct Plan section for a listing of fees associated with these transactions.) If you request that the Agent sell any of the shares credited to your account under the Plan, a flat fee of $15, plus any applicable brokerage commission and transfer tax, is assessed per sale. (See Questions 25 and 35 regarding fees assessed for withdrawals under the Plan and Question 33 regarding fees associated with share transfers.)

Optional Cash Payments

17. How do I make an optional cash payment?

Optional cash payments may be made by sending a personal check, drawn from a U.S. Bank in US Dollars payable to Broadridge Corporate Issuer Solutions, Inc. along with the Enrollment Form (Direct Share Purchase and Sale Program Form). In addition, you may select to have automatic deduction from a Bank Account whereby optional monthly cash purchases of a specified amount (not less than $25 or more than $25,000 (per calendar quarter) can be made automatically by electronic funds transfer from a predesignated U.S. Bank account. The predesignated bank must be a member of the Automated Clearing House (ACH) system in order to participate. Automatic bank drafts will be initiated as promptly as practicable. After the automatic bank draft is established, funds will be drawn on the 25th of each month or if that date falls on a non-business day, the next business day.

Optional cash payments can also be made via bank draft or scheduled for automatic monthly deductions online via the shareholder portal by visiting http://shareholder.broadridge.com/middlesexwater Follow the onscreen instructions in order to access your account.

20. Can optional cash payments be returned to me once I send in a Plan request?

Once the Plan Agent receives your written or electronic request for optional cash payment, that assigned contribution and transaction are considered final and will be invested as scheduled. No interest will be paid on amounts held by the Plan Agent.

Purchase of Common Stock

26. Will I be charged fees in connection with purchases under the Plan?

No. There are no brokerage fees or service charges applicable to purchases made under the Plan. However, you may incur certain charges for certain other transactions, requests or withdrawals under the Plan. (See Questions 9, 25, 33 and 35.)

CUSTODIAL SERVICE

28. How do I deposit my Company Common Stock certificates with the Plan Agent?

To deposit certificates into the Plan and benefit from the safekeeping feature of the plan, participants should mail their certificates, via registered and insured mail, to Broadridge Corporate Issuer Solutions, Inc., 1155 Long Island Avenue, Edgewood, NY 11717. Certificates should be accompanied by a completed Authorization Form, specifying that 1) the shares are furnished for safekeeping, and that 2) dividends on all or a portion of such shares are to be either reinvested pursuant to the Plan or paid in cash.

ISSUANCE OF STOCK CERTIFICATES

31. How do I request a stock certificate?

Certificates for full shares held in the plan may be obtained by writing the Plan Agent and requesting the issuance of shares in certificate form. (See http://shareholder.broadridge.com/middlesexwater under the Buy Stock Direct Plan section for the fee associated with such requests.)

GIFTS, SALE AND TRANSFER OF SHARES

33. Can I transfer shares that I hold in the Plan to someone else?

Paragraph 3 -- In addition, participants may request the Plan Agent to sell any number of whole shares in the open market online by giving written instructions to the Agent. Such instructions may be delivered via handwritten request or, by calling the toll free number above, or submitting through Broadridge’s Shareholder Portal. An administrative fee of $15.00 per transaction, less any brokerage commission and transfer tax, is payable to the Agent when selling shares.

CHANGING METHOD OF PARTICIPATION AND WITHDRAWAL

35. How do I close my Plan account?

Paragraph 1 - If you request that your shares be sold, the Plan Agent will make the sale in the market, if practicable, within ten (10) trading days after receipt of the request. You will receive the proceeds of the sale, less an administrative fee of $15.00 per transaction fee, and less any brokerage commission and transfer tax.